Exhibit (a)(5)(E)

NOTICE TO TRUSTEE AND HOLDERS

BECKMAN COULTER, INC.

a Delaware corporation

2.50% SENIOR CONVERTIBLE NOTES DUE 2036

CUSIP Nos. 075811AD1 and 075811AC3

Reference is made to the (i) Senior Indenture (the “Base Indenture”), dated April 25, 2001, by and between Beckman Coulter, Inc. (the “Company”), and Wells Fargo Bank, National Association (as successor Trustee) (the “Trustee”), (ii) Second Supplemental Indenture (the “Second Supplemental Indenture”), dated as of December 15, 2006, by and between the Company and the Trustee, (iii) Fourth Supplemental Indenture (the “Fourth Supplemental Indenture” and, together with the Base Indenture and the Second Supplemental Indenture, the “Indenture”), dated as of June 30, 2011, by and between the Company and the Trustee, and (iv) 2.50% Senior Convertible Notes due 2036 issued pursuant to the Second Supplemental Indenture (the “Notes”). Capitalized terms used herein but not otherwise defined have the meanings assigned to those terms in the Indenture.

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NOTICE OF EXTENSION OF THE DESIGNATED EVENT REPURCHASE DATE

THE DESIGNATED EVENT REPURCHASE DATE FOR THE OFFER TO REPURCHASE THE NOTES HAS BEEN EXTENDED TO 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 29, 2011.

IN ADDITION, AS A RESULT OF THE EXTENSION OF THE DESIGNATED EVENT REPURCHASE DATE, THE EXPIRATION DATE FOR THE CURRENT COVERSION PERIOD IS EXTENDED UNTIL AUGUST 29, 2011.

HOLDERS WHO ELECT TO CONVERT THEIR NOTES WILL RECEIVE MORE IN CASH PER $1,000 IN PRINCIPAL AMOUNT OF NOTES THAN HOLDERS WHO TENDER THEIR NOTES IN THE OFFER TO REPURCHASE.

As of midnight, New York City time, at the end of August 8, 2011, there were (i) no Notes tendered in the Offer and (ii) $599,476,000 in aggregate principal amount of the Notes irrevocably converted, with $524,000 in aggregate principal amount of Notes remaining outstanding.

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CONVERSION

The Notes are currently convertible as follows:

(i)	The current conversion right will expire on August 29, 2011.

(ii)	A Holder who converts its Notes will receive $1,200.7467 in cash per $1,000 in principal amount of Notes. If a Holder elects to convert its Notes, such election is irrevocable.

(iii)	A Holder who elects to convert its Notes will be settled on the 24th Trading Day after the date of such Holder’s election to do so.

A Holder who elects to convert its Notes earlier during the conversion period will receive the same consideration per $1,000 in principal amount of the Notes as a Holder who elects to convert later. Therefore, the only difference is the date when the consideration will actually be paid by the Company to a Holder (i.e., the settlement will always take place on the 24th Trading Day following the date a Holder elects to convert). So, if a Holder desires to convert and to receive its consideration as early as possible, the Holder should elect to convert sooner rather than later.

OFFER TO REPURCHASE

The Holders also currently have the right to require the Company to repurchase their Notes:

(i)	The offer to repurchase will expire at 5:00 p.m., New York City time, on August 29, 2011. Pursuant to the terms of the Indenture, the Company will not be able to extend the offer to repurchase beyond August 29, 2011.

(ii)	The offer to repurchase is separate from the conversion right and is required to be conducted by the Company under the Indenture.

(iii)	Holders who tender their Notes in the pending tender offer for the Notes will only receive $1,005.1389 in cash per $1,000 in principal amount of the Notes. Such amount includes the $5.1389 in accrued but unpaid interest as of, but excluding, August 29, 2011 on each $1,000 in principal amount of the Notes.

IF YOU DO NOTHING

If a Holder does not either convert its Notes or tender its Notes into the offer to repurchase by August 29, 2011, its Notes will remain outstanding (and will continue to accrue 2.50% annualized interest pursuant to the terms of the Notes).

The Indenture specifies that any Notes that remain outstanding after August 29, 2011 will be convertible by the Holders at any time on or after December 15, 2013. Additionally, Holders will have the right to require the Company to repurchase their Notes at par plus accrued and unpaid interest on December 15, 2013.

Pursuant to the terms of the Indenture, the Notes, to the extent convertible, will only be convertible into cash in an amount based on the cash consideration received by holders of the Company’s common stock in the recent merger of the Company with Djanet Acquisition Corp. The Notes will not be convertible into common stock of the Company, Danaher Corporation or any other entity.

The Notes will be redeemable by the Company at par plus accrued and unpaid interest at any time beginning on December 20, 2013. THE COMPANY CURRENTLY EXPECTS TO REDEEM THE NOTES THAT ARE THEN OUTSTANDING, FOR PAR PLUS ACCRUED AND UNPAID INTEREST, AS PROMPTLY AS PRACTICABLE THEREAFTER, ALTHOUGH IT IS NOT OBLIGATED TO DO

SO AND WILL DECIDE WHETHER TO DO SO BASED ON THE FACTS AND CIRCUMSTANCES AS THEY EXIST AT SUCH TIME.

QUESTIONS?

Contact:

You can contact the Company at (714) 961-4507 and Okapi Partners LLC at (877) 274-8654, for assistance.

With respect to the required offer to repurchase, you can contact Wells Fargo Bank, National Association is the Depositary for the Repurchase Offer and can be reached at (800) 344-5128.

Statements in this document are not strictly historical, including statements regarding events or developments that the Company believes or anticipates will or may occur in the future, are forward-looking statements, and are subject to risks and uncertainties. Forward-looking statements speak only as of the date of this document and the Company disclaims any duty to update any forward looking statements except where required by law.

This notice does not constitute an offer nor is it a solicitation to buy or sell any securities. The complete terms and conditions of the Offer to Repurchase are set forth in the Offer to Repurchase that has been filed with the SEC. Holders are urged to read the Offer to Repurchase carefully because it contains important information regarding the Repurchase Offer. Holders may obtain copies of the Offer to Repurchase free of charge at the SEC’s website (www.sec.gov) or the Depositary at the number listed above. In addition, free copies of the Offer to Repurchase will be made available by the Company by mail at the addressed listed above.

No representation is made as to the accuracy or correctness of any CUSIP number in this notice or printed on the Notes. The CUSIP numbers set forth above are included solely for the convenience of the holders of the Notes.

This Notice is dated August 9, 2011.

BECKMAN COULTER, INC.

Issuer